SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Dell Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On July 29, 2013, Carl C. Icahn and affiliates filed an amendment to the Schedule 13D filed by Mr. Icahn and affiliates on May 13, 2013.  A copy of the amendment to the Schedule 13D is attached as Exhibit A hereto.

In addition, on July 29, 2013, Mr. Icahn sent the following Tweets relating to Dell Inc. under the Twitter handle @Carl_C_Icahn (https://twitter.com/Carl_C_Icahn):

“Reply to MD's WSJ intv to come. I explain a reason Dell is undervalued is due to a major liability that can be easily removed - Michael Dell.”

“Of all his scare tactics Dell has finally come up with the best one - he’ll stay as CEO if we don’t accept his offer. http://1.usa.gov/1e6sEUn.”

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOUCMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON AUGUST 2, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT.

EXHIBIT A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 15)*

Dell Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

24702R101
(CUSIP Number)

Keith Schaitkin, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

July 29, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

Item 1.  Security and Issuer

This statement constitutes Amendment No. 15 to the Schedule 13D, relating to the shares of common stock, par value $0.01 per share (the “Shares”), issued by Dell Inc. (the “Issuer”), and hereby amends the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2013, as amended by Amendment No. 1, filed with the SEC on May 13, 2013, Amendment No. 2, filed with the SEC on June 18, 2013, Amendment No. 3, filed with the SEC on July 1, 2013, Amendment No. 4, filed with the SEC on July 8, 2013, Amendment No. 5, filed with the SEC on July 8, 2013, Amendment No. 6, filed with the SEC on July 10, 2013, Amendment No. 7, filed with the SEC on July 11, 2013, Amendment No. 8, filed with the SEC on July 11, 2013, Amendment No. 9, filed with the SEC on July 12, 2013, Amendment No. 10, filed with the SEC on July 15, 2013, Amendment No. 11, filed with the SEC on July 17, 2013, and Amendment No. 12, filed with the SEC on July 18, 2013, Amendment No. 13, filed with the SEC on July 23, 2013, and Amendment No. 14, filed with the SEC on July 24, 2013, to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4.  Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by adding the following:

On July 29, 2013, the Reporting Persons issued an open letter to the Special Committee of the Board of Directors of the Issuer (the “July 29 Special Committee Letter”). A copy of the July 29 Special Committee Letter is attached hereto as Exhibit 1 and incorporated herein by reference.

On July 29, 2013, the Reporting Persons issued an open letter to stockholders of the Issuer (the “July 29 Stockholders Letter”). A copy of the July 29 Stockholders Letter is attached hereto as Exhibit 2 and incorporated herein by reference.

Item 7.  Material to be Filed as Exhibits

Exhibit 1    July 29 Special Committee Letter
Exhibit 2    July 29 Stockholders Letter

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn_____________
CARL C. ICAHN

[Signature Page of Schedule 13D, Amendment No. 15 – Dell Inc.]

EXHIBIT 1

CARL C. ICAHN AND SOUTHEASTERN ASSET MANAGEMENT
ISSUE OPEN LETTER TO DELL SPECIAL COMMITTEE

DON’T CHANGE “UNAFFILIATED STOCKHOLDER APPROVAL” STANDARD

New York, New York, July 29, 2013 – Carl C. Icahn and his affiliates and Southeastern Asset Management today issued the following open letter to the Dell Inc. Special Committee.

Ladies and Gentlemen:

Michael Dell/Silver Lake’s recent demand that the Special Committee change the voting method for “Unaffiliated Stockholder Approval” for the proposed Michael Dell/Silver Lake freeze-out merger raises serious questions for the Special Committee. As you know, $ billions in market value of Dell shares have traded since the terms of the Merger Agreement first became public. That’s more than the aggregate market value of many (if not most) public companies. All of those trades assumed that the vote requirement to approve the transaction was as recited and non-waivable in the Merger Agreement. Is it really OK to change a material fact on which those buyers and sellers relied for a token increase in merger consideration? Is there any price at which this can be done properly? We think not.

We continue to oppose the change of the standard for “Unaffiliated Stockholder Approval,” which we view as one of the most important and maybe the only safeguard for stockholders included in the Merger Agreement. Dell, Michael Dell and Silver Lake all agreed in writing in the Merger Agreement that the required method of stockholder approval was so important that it could not be waived. But, today, Michael Dell and Silver Lake are offering you a dime to waive this critical protection for stockholders in the Merger Agreement. Also, to our amazement, some have suggested that you might agree to do that “for the right price.” However, in our view, the very protection that Michael Dell and Silver Lake would have you forego is too important to waive at virtually any price.

As we understand it, Michael Dell and Silver Lake would have you believe that it is somehow unfair to require an affirmative vote on their self-interested transaction by owners of a majority of the unaffiliated shares. However, based on the votes cast to date, this appears to be a transaction where the protection afforded by this provision is most needed.

For example, widespread media coverage of the vote indicates that, in contrast to many public company mergers, the overall “for”/”not for” ratio of the votes cast to date on the Michael Dell/Silver Lake freeze out transaction is roughly 50/50. However, after giving effect to non-votes (including shares that have not been voted in reliance upon Dell’s assurances that a non-vote would have the same effect as a vote against the merger), the ratio of votes cast to-date is closer to only 40% for the transaction and 60% against the transaction.

Also, contrary to what Michael Dell has told the Wall Street Journal, the turnout at the special meeting now scheduled for August 2 is not “unusually low” and, based on Dell’s recent prior experience with stockholder meetings, should not have been “unexpected.” According to Dell’s own filings with the Securities and Exchange Commission, the quorums at Dell’s 2012, 2011 and 2010 annual meetings of stockholders were 73.8%, 75.2% and 76.8%, respectively, with about 69.0%, 71.0% and 73.4%, respectively, of the shares owned by the unaffiliated stockholders voting at those meetings (assuming that Michael Dell voted the shares he controlled, directly and indirectly, at those meetings). As of Friday, July 26, based on the voting returns received to date, the anticipated quorum for the special meeting to be reconvened on August 2 and the vote participation level for the unaffiliated stockholders already exceed the levels achieved at Dell’s 2012 , 2011 and 2010 annual meetings of stockholders.

As we see it, Michael Dell and Silver Lake agreed to a specific voting requirement to approve their deal with full knowledge of the vote participation levels in previous years. Despite two opportunities, following approximately six weeks of soliciting proxies and approximately six months of promoting their deal, they have been unable to achieve the required stockholder approval and have now offered to pay a dime for a new method of voting designed to prevent stockholders from passively dissenting on the proposed merger. We view this as a cynical attempt to circumvent the process, which we are told was full of steps designed to protect the interests of Dell stockholders, including this key voting requirement. Based upon their prior success in securing advantageous terms from the Special Committee, we don’t blame Michael Dell or Silver Lake for trying or even thinking that this, too, might be acceptable to the Special Committee. However, we believe that even you won’t be fooled by what has been proposed.

The plain and simple fact is that Michael Dell and Silver Lake have underestimated the extent of stockholder opposition to the Michael Dell/Silver Lake transaction and are unwilling to pay fair value to obtain approval of their interested-party freeze-out transaction. We believe that many Dell stockholders that currently oppose the transaction may have simply not voted because they knew that their inaction would count as a vote against the merger and that the Unaffiliated Stockholder Approval condition could not be waived. Should these voters be disenfranchised due to a change in rules? In a management led buyout where the CEO seeks to take control of the company, shouldn’t the burden be on the Company to get the necessary affirmative votes?

The reaction of Dell’s owners to the Michael Dell/Silver Lake freeze-out transaction was, in our opinion, foreseeable. It is not something the board of Dell should seek to “remedy” by altering the rules for stockholder approval. We trust that you will see this for what it is and recognize that proper protections for stockholders of Dell should not be offered for sale to anyone at any price.

Finally, we do not believe you should agree to change the record date for determining stockholders entitled to vote on the Michael Dell/Silver Lake transaction in the hope of providing Michael Dell and Silver Lake with a more transaction-friendly voting base. In fact, we strongly believe that you should stop postponing the vote on that transaction and allow the vote to proceed toward its proper conclusion on August 2 – the 60th calendar day following the June 3 record date.

As you know, we also believe that a new board should be elected at Dell, and we have proposed a slate of directors. The current Dell board members have already been in office past their one-year terms. Decisions as important as those facing the Special Committee should not be made by directors that have already served past their one-year terms.

If Dell wants to continue to delay the vote on the Michael Dell/Silver Lake freeze-out merger, then Dell should hold the Annual Meeting of stockholders at the same time as the vote on the merger. In that way, Dell stockholders would be given the choice to support the Michael Dell/Silver Lake transaction, or to instead vote for our slate of directors who support our previously announced Dell $14 (plus warrants) self tender offer.1

We urge the Special Committee not to ignore their contractual commitment and not change the Unaffiliated Stockholder Approval. We believe that the existing Unaffiliated Stockholder Approval was appropriately included in the original Merger Agreement, which was agreed to by Dell, Michael Dell and Silver Lake as a non-waivable term of that agreement. The Special Committee should maintain the Unaffiliated Stockholder Approval standard it agreed it would not waive and should call an Annual Meeting for the election of directors.

Sincerely,

Carl C. Icahn	O. Mason Hawkins, CFA	G. Staley Cates, CFA
Icahn Enterprises L.P.	Southeastern	Southeastern
	Asset Management, Inc.	Asset Management, Inc.

_____________________________________________________________________________________________________________________________________________________
1 Our proposed Dell self tender transaction is contingent upon the proposed take-private transaction being defeated, the election of a new Dell Board of Directors, and approval by that new Board.

NOTICE TO INVESTORS

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN ENTERPRISES, LP, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS NOW SCHEDULED TO BE HELD ON AUGUST 2, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Information” in Dell’s Definitive Proxy Statement filed with the SEC on May 31, 2013. Such forward-looking statements should therefore be construed in light of such factors, and Icahn and Southeastern are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Icahn Enterprises
Susan Gordon
(212) 702-4309

Southeastern Asset Management
Lee Harper
(901) 818-5240

EXHIBIT 2

FOR IMMEDIATE RELEASE

CARL C. ICAHN ISSUES OPEN LETTER TO STOCKHOLDERS OF DELL

New York, New York, July 29, 2013 – Carl C. Icahn and his affiliates today issued the following open letter to stockholders of Dell Inc.

Dear Fellow Dell Stockholders:

In their Merger Agreement, Michael Dell/Silver Lake agreed with the Dell Board that they would purchase Dell if, and only if, a majority of the outstanding shares held by unaffiliated stockholders voted in favor of the transaction. In that Merger Agreement, the Dell Board agreed with Michael Dell/Silver Lake that none of the current stockholders would be allowed to own shares in the newly formed company – they would be frozen out. Further, the Dell Board agreed, wrongly in my opinion, to let Michael Dell/Silver Lake purchase the stock at what I view is a very undervalued price.

Even though the Dell Board and Michael Dell/Silver Lake agreed that a majority of the outstanding stock held by unaffiliated stockholders would be required to approve the transaction, and even made that provision of the Merger Agreement non-waivable, this required vote has not been achieved. Reports have indicated, and it is clearly the case, that Michael Dell/Silver Lake did not have sufficient stockholder support at either the July 18 or July 24 meetings.

Instead of accepting defeat with dignity, Michael Dell, in his interview with The Wall Street Journal, complained that the Merger Agreement he negotiated is unfair. This is the very Merger Agreement that Michael Dell/Silver Lake agreed to, and ironically, Michael Dell, not the stockholders, initiated this proposed transaction. Is it Michael Dell’s alter ego who keeps whining about the unfairness of an agreement that he himself asked the Dell Board to accept?
I might be able to understand the actions of Michael Dell, who does not wish to lose a golden opportunity, but I cannot understand the actions of the Dell Board. The Dell Board approved a merger at what I believe to be a very undervalued price but they at least made it clear that an affirmative vote of a majority of the outstanding unaffiliated shares would be required to accept the Michael Dell/Silver Lake proposal, first at a meeting on July 18, and then again, on July 24. But reports indicate that Michael Dell/Silver Lake did not have the necessary stockholder support to approve their proposed transaction at either of the scheduled meetings. The stockholders have spoken. Additionally, millions of shares of Dell stock have been traded since the Dell Board signed the Merger Agreement which included the non-waivable stockholder approval requirement -- a provision that Michael Dell now wishes to change. What about the stockholders that purchased and sold shares of Dell stock based on this provision? Why does the Dell Board continue this travesty? Why do they make a mockery of what little is left of corporate democracy at Dell?

In The Wall Street Journal interview, Michael Dell criticizes the fact that Icahn was not a stockholder when the process started. In effect, he seems to be saying that Icahn has no right to meddle with Michael Dell’s “super Dell” deal. I am also confused by Michael Dell’s statement that “after one of the most thorough processes in history the highest price that any of the parties was willing to pay was $13.65”? But what about our proposed Dell self tender offer, which we believe has a total value to tendering stockholders of approximately $15.50 to $18 per share?* I guess Michael Dell believes a bid doesn’t count if it is made by someone who didn’t own the shares when the process began. Michael Dell should remember that it was he, not us, who put a value on the company, thereby placing it in auction, and Michael Dell and the Dell Board would do well to understand that in an auction, even a Dell auction, anyone has the right to bid.

Michael Dell spent many months crafting a merger agreement that would not only “freeze out” all unaffiliated stockholders but would also make it nearly insurmountable for anyone to make a competing bid. Michael Dell is correct when he says the Merger Agreement that he and the Dell Board agreed to is unfair. I believe it is unfair to the stockholders because of its effect on anyone who wishes to make a competing bid. Because of the inclusion of matching rights in favor of Michael Dell/Silver Lake, a competing bidder carries significant risk that their bid would just be topped by Michael Dell/Silver Lake, in which case they would have paid sizeable fees for financing commitments yet be without a deal, a situation we believe is unfair. If a competing bidder is effectively used as a stalking horse against the Michael Dell/Silver Lake transaction, it is reasonable to expect that the Merger Agreement should permit the company to enter into an arrangement with the competing bidder to receive a break-up fee to cover its financing expenses. I guess Michael Dell and his army of advisors did not count on anyone being willing to put up $3 billion of their own money in order to put forth an alternative proposal to Dell’s offer -- but miracles do happen.

Conclusion Concerning The Wall Street Journal Interview
Where Michael Dell Shows His True Colors

Throughout the interview Michael Dell makes statements such as “my focus throughout has been to our company’s customers and partners.” He states again “my focus first and foremost has been on the company and our employees, customers and partners”. Except in the context of having his deal pushed across the finish line, Michael Dell barely mentions the company’s stockholders. I guess he loses focus when the stockholders come into view. Michael Dell states that “we could do what we needed to do better and faster as a private company.” He has, therefore, for the good of the company, determined he must deny all stockholders the right to participate in the possible good fortunes of Dell in the future. The interview neglected to ask, or possibly Michael Dell refused to answer: “Did you ever once offer, or did the “independent committee” ever ask you to offer, your stockholders a contingent value right or warrant so that they might also be able to participate in the good fortune that might result from you taking Dell private?”

Why I Am Involved

Our system of corporate governance in this country is dysfunctional. In my opinion, boards are empowered to do ridiculous and even inconceivable things to take advantage of stockholders. I have railed against this fact for years. But no one would believe, and with good reason, that I would risk $3 billion because I am outraged at the treatment of stockholders at Dell. While I am enraged, the major reason I am involved is that I believe the Michael Dell/Silver Lake transaction undervalues the company. I have spent many hours discussing Dell with experts, and there are many reasons to believe Michael Dell/Silver Lake’s proposal materially undervalues the company. Perhaps the most important reason is Dell has a major liability that can be easily removed and that I believe would make the company a great deal of value. It is the CEO, Michael Dell. If Dell can replace Michael Dell, I think that the company would be worth far, far more. I do not say this facetiously. I fully expect to be able to identify a first class person to run Dell if our slate of directors are elected at the annual meeting. Icahn has a history of bringing in strong new CEO’s that have gotten good results (for example, consider our activities in Biogen and Motorola, to name a few) and Icahn and Southeastern are beginning to see success in replacing top management at Chesapeake Energy. Bringing in a new CEO, unhampered by Michael Dell and the old regime, is in my opinion, both effective and necessary when attempting to turn a company around. It has often been my experience that removal of an underperforming CEO will allow a company to become more productive, more competitive and more profitable and has helped create billions in stockholder value for the companies that I have been involved with. If my past record is any indication, I believe you will be happier and richer if you join me in voting against the Michael Dell/Silver Lake deal. Finally, I can't help but note that Michael Dell has fared much better selling over 62 million shares in the $32 to $40 range over different periods in the past 10 years. Unfortunately for stockholders, he seems to be a much better market-timer than a CEO. It is time for Michael Dell and the Dell Board to go.

Sincerely,

Carl C. Icahn
Icahn Enterprises LP

For assistance in voting your shares, please contact D.F. King & Co., Inc., which is assisting Icahn and Southeastern Asset Management, at 1-800-347-4750 (banks and brokers call 1-212-269-5550) or by e-mail at dell@dfking.com.

__________________________________________________________________________________________
* Estimates are based upon the assumptions and calculations set forth in Definitive Additional Materials that we filed with the SEC on July 12, 2013 and July 16, 2013 and reflect only an illustration of the implied value of Dell based upon those assumptions and calculations. The foregoing and the information contained in the Definitive Additional Materials are not a prediction of the specific future market value of Dell stock or any warrant.

NOTICE TO INVESTORS

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN ENTERPRISES, LP, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS NOW SCHEDULED TO BE HELD ON AUGUST 2, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Information” in Dell’s Definitive Proxy Statement filed with the SEC on May 31, 2013. Such forward-looking statements should therefore be construed in light of such factors, and Icahn is under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Susan Gordon
(212) 702-4309